    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36266 (Form S-8) of Infinite Group, Inc. of our report, dated April 14, 2016, on the financial statements as of and for the years ended December 31, 2015 and 2014, appearing in this Annual Report on Form 10-K of Infinite Group, Inc. for the year ended December 31, 2015.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York
April 14, 2016